EXHIBIT 99.1

Woodward Reports Third Quarter Fiscal Year 2016 Results

FORT COLLINS, Colo., July 20, 2016 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its third quarter of fiscal year 2016 ending June 30, 2016.  (All per share amounts are presented on a fully diluted basis.)

Third Quarter Fiscal 2016 Highlights

  Net sales for the third quarter of 2016 were $508 million, an increase of 3 percent from the third quarter of last year. Aerospace segment net sales were up 7 percent to $309 million. Industrial segment net sales were down 4 percent to $199 million.

  Net earnings for the third quarter of 2016 were $51 million, or $0.81 per share, compared to $44 million, or $0.66 per share, in the third quarter of 2015.

  Total EBIT1 for the third quarter of 2016 was $69 million, an increase of 9 percent compared to $63 million in the third quarter of the prior year.

  Aerospace segment earnings as a percent of segment net sales increased to 18.7 percent for the third quarter of 2016, compared to 16.1 percent in the prior year quarter. Industrial segment earnings as a percent of segment net sales decreased to 11.0 percent for the third quarter of 2016, compared to 14.8 percent in the prior year quarter.

  Net cash generated from operating activities for the first nine months of fiscal 2016 was $362 million. Free cash flow, excluding the net proceeds from the formation of the joint venture with GE1, was $31 million for the first nine months of 2016, compared to an outflow of $19 million for the first nine months of the prior year.

“Our Aerospace segment delivered solid performance in both commercial and defense with accelerated growth this quarter. Our Industrial segment results reflected improved sequential performance, but weaker than anticipated global economic conditions have led to a reluctance by end-users to invest in new projects,” said Thomas A. Gendron, Chairman and Chief Executive Officer. “Despite these continued Industrial headwinds, we delivered a solid quarter overall and are well-positioned to drive long-term value for our shareholders.”

Company Results

Net sales for the third quarter of 2016 were $508 million, compared to $495 million for the third quarter of 2015. Strong performance in the Aerospace segment was partially offset by continued weakness in the Industrial segment.

EBIT was $69 million for the third quarter of 2016, compared to $63 million for the third quarter of 2015.

The effective tax rate for the third quarter of fiscal 2016 was 19.5 percent, compared to 24.0 percent for the third quarter of fiscal 2015. The full year effective tax rate is now anticipated to be approximately 23 percent.

Net earnings for the third quarter of 2016 were $51 million, or $0.81 per share, compared to $44 million, or $0.66 per share, in the third quarter of 2015. Strong Aerospace performance and a lower tax rate in the quarter offset continued weakness in our Industrial segment.

Segment Results

Aerospace
Aerospace segment net sales for the third quarter of fiscal 2016 were $309 million, an increase of 7 percent from $288 million for the third quarter a year ago. Segment earnings for the third quarter of 2016 were $58 million, compared to $46 million for the same quarter a year ago. Segment earnings as a percent of segment net sales were 18.7 percent this quarter, compared to 16.1 percent in the same quarter of the prior year.

Aerospace sales growth in the quarter was mainly due to strong defense sales, including both OEM and aftermarket, with commercial and regional OEM sales providing a solid base. Segment earnings were primarily impacted by the higher sales and aftermarket volume.

Industrial
Industrial segment net sales for the third quarter of 2016 were $199 million, a decrease of $7 million, or 4 percent, from $206 million in last year’s third quarter. Segment earnings for the third quarter of 2016 were $22 million, compared to $31 million in last year’s third quarter. Segment earnings as a percent of segment net sales were 11.0 percent this quarter, compared to 14.8 percent in the same quarter of the prior year.

Industrial sales this quarter were impacted primarily by further deterioration within the natural gas truck market in China and by continued weakness in reciprocating engine power generation and other large capital projects. This was partially offset by strength in wind converters and aftermarket sales. Segment earnings were negatively impacted by lower sales volume and product mix.

Nonsegment
Nonsegment expenses totaled $10 million for the third quarter of 2016, or 2.0 percent of consolidated net sales, compared to $14 million, or 2.7 percent of sales, for the same quarter last year. Higher expenses in the prior year quarter were primarily the result of transaction costs related to the joint venture between GE and Woodward.

Year-to-Date Results

Net sales for the first nine months of fiscal 2016 were $1,432 million, a decrease of 3 percent from $1,476 million from the nine-month period last year. Net earnings for the first nine months of fiscal 2016 were $118 million, compared to $131 million in the same period last year. Net earnings for the first nine months of fiscal 2016 included special charges of $10 million ($16 million before taxes). Earnings per share for the first nine months of fiscal 2016 were $1.85, compared to $1.98 for the same period last year. Currency exchange rate fluctuations had a negative impact of approximately $4 million on net earnings, or $0.04 per share, for the nine-month period of fiscal 2016 compared to the same period last year.

Year-to-date EBIT was $164 million, compared to $189 million for the same period last year. On a constant currency basis and excluding the $16 million of special charges recorded in the first quarter of this year, year-to-date EBIT would have been $184 million.

Aerospace segment net sales for the first nine months of fiscal 2016 were $868 million, an increase of 5 percent, compared to $826 million for the nine-month period last year. Aerospace segment earnings as a percent of segment net sales for the first nine months of fiscal 2016 was 17.5 percent, compared to 15.5 percent for the nine-month period last year.

Industrial segment net sales for the first nine months of fiscal 2016 were $564 million, a decrease of 13 percent, compared to $650 million for the nine-month period last year. Industrial segment earnings as a percent of segment net sales for the first nine months of fiscal 2016 was 11.2 percent, compared to 14.9 percent for the nine-month period last year. On a constant currency basis, Industrial segment earnings as a percent of segment net sales would have been 11.6 percent.

Nonsegment expenses totaled $51 million for the first nine months of 2016, or 3.6 percent of consolidated net sales, compared to $36 million, or 2.4 percent of consolidated net sales for the first nine months of the prior year. Nonsegment expenses included $16 million of special charges recorded in the first quarter of 2016.

Cash Flow and Financial Position

Net cash generated from operating activities for the first nine months of fiscal 2016 was $362 million. Excluding the net impact of the proceeds from the formation of the joint venture after taxes paid to date1, net cash generated from operating activities was $160 million for the first nine months of fiscal 2016, compared to $171 million for the first nine months of fiscal 2015. Free cash flow, excluding the joint venture proceeds, was $31 million for the first nine months of fiscal 2016, compared to an outflow of $19 million for the first nine months of fiscal 2015. Payments for property, plant, and equipment for the first nine months of fiscal 2016 were $129 million, compared with $191 million for the first nine months of fiscal 2015.

Total debt was $785 million at June 30, 2016, compared to $852 million at September 30, 2015. The ratio of debt-to-debt-plus-equity was 40.4 percent at June 30, 2016, compared to 42.5 percent at September 30, 2015.

Outlook

“Our Aerospace results continue to strengthen, while our Industrial segment, although improved from last quarter, is facing more significant challenges in our end markets than previously anticipated,” said Thomas A. Gendron. “Improving Aerospace performance and lower taxes are offsetting the impacts of continued Industrial weakness. As a result, for fiscal 2016, net sales are expected to be approximately $2.0 billion, and we continue to expect earnings per share to be between $2.75 and $2.95.”

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EDT, July 20, 2016 to provide an overview of the financial performance for the third quarter, business highlights, and outlook for fiscal 2016.  You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-206-6154 (domestic) or 1-703-639-1107 (international).  Participants should call prior to the start time to allow for registration; the Conference ID is 1673285. An audio replay will be available by telephone from 7:30 p.m. EDT on July 20, 2016 until 11:59 p.m. EDT on August 03, 2016. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1673285.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link.  The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.
Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and industrial markets. The company’s innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment.  Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.2

Cautionary Statement
Information in this press release and/or presented during our earnings call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding our strategic actions and their proposed effect, savings in the remainder of the fiscal year as a result of special charges in the quarter, future sales, earnings, liquidity, tax rate, and relative profitability, expectations regarding our customers’ programs, our markets, and the impact of economic trends and conditions on Woodward and its financial performance. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, Woodward’s significant customers; global economic and geo-political uncertainty; instability in the financial markets; Woodward’s ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward’s ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward’s long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward’s ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward’s ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward’s ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward’s subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward’s production needs at favorable prices or at all; Woodward’s ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; Woodward’s ability to integrate acquisitions and manage costs related thereto; Woodward’s debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward’s ability to manage additional tax expense and exposures; risks related to Woodward’s U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward’s subsidiaries; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward’s continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward’s operations and suppliers, including natural disasters, which could disrupt production; Woodward’s ability to successfully manage regulatory, tax, and legal matters; risks related to Woodward’s common stock, including changes in prices and trading volumes; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward’s retirement pension and other postretirement benefit obligations and related expenses; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation and increasing emissions standards; Woodward’s operations may be adversely affected by information systems interruptions or intrusions; certain provisions of Woodward’s charter documents and Delaware law that could discourage or prevent others from acquiring the company; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2015, and any subsequently filed Quarterly Report on Form 10-Q.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands except per share amounts)	2016	2015	2016	2015

Net sales	$507,664	$494,810	$1,432,156	$1,475,678
Costs and expenses:
Cost of goods sold	370,722	351,421	1,050,238	1,050,783
Selling, general, and administrative expenses	36,415	39,305	114,020	117,598
Research and development costs	29,928	33,555	93,287	97,912
Amortization of intangible assets	6,887	7,224	20,759	22,026
Interest expense	6,522	6,077	19,664	17,355
Interest income	(610)	(219)	(1,498)	(567)
Other (income) expense, net	(5,608)	(112)	(10,044)	(1,651)
Total costs and expenses	444,256	437,251	1,286,426	1,303,456
Earnings before income taxes	63,408	57,559	145,730	172,222
Income taxes	12,361	13,806	28,039	40,830
Net earnings	$51,047	$43,753	$117,691	$131,392

Earnings per share amounts:
Basic earnings per share	$0.83	$0.68	$1.90	$2.02
Diluted earnings per share	$0.81	$0.66	$1.85	$1.98
Weighted average common shares outstanding:
Basic	61,341	64,781	62,015	65,088
Diluted	63,109	66,227	63,560	66,504
Cash dividends per share paid to Woodward common stockholders	$0.11	$0.10	$0.32	$0.28

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30,	September 30,
	2016	2015
(Unaudited - in thousands)		(a)
Assets
Current assets:
Cash and cash equivalents	$118,119	$82,202
Accounts receivable	291,181	322,215
Inventories	500,043	447,664
Income taxes receivable	4,740	21,838
Other current assets	36,433	43,791
Total current assets	950,516	917,710
Property, plant, and equipment – net	844,455	756,100
Goodwill	555,530	556,977
Intangible assets – net	204,310	225,138
Deferred income tax assets	43,934	13,105
Other assets	47,321	44,886
Total assets	$2,646,066	$2,513,916

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$100,000	$2,430
Accounts payable	178,095	173,287
Income taxes payable	47,921	6,555
Accrued liabilities	125,760	155,936
Total current liabilities	451,776	338,208
Long-term debt, less current portion	685,000	850,000
Deferred income tax liabilities	1,081	56,414
Other liabilities	349,685	116,190
Total liabilities	1,487,542	1,360,812
Stockholders’ equity	1,158,524	1,153,104
Total liabilities and stockholders’ equity	$2,646,066	$2,513,916

(a) Certain reclassifications have been made to reflect the adoption of Accounting Standards Update ("ASU") 2015-17, "Balance Sheet Classification of Deferred Taxes”

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine-Months Ended
	June 30,
(Unaudited - in thousands)	2016	2015
		(b)
Net cash provided by operating activities	$362,481	$171,490

Cash flows from investing activities:
Payments for property, plant, and equipment	(128,628)	(190,865)
Proceeds from sale of assets	5,747	2,486
Net cash used in investing activities	(122,881)	(188,379)

Cash flows from financing activities:
Cash dividends paid	(19,841)	(18,285)
Proceeds from sales of treasury stock	12,532	7,936
Payments for repurchases of common stock	(125,542)	(157,118)
Payments of long-term debt and capital lease obligations	(107,188)	-
Borrowings on revolving lines of credit and short-term borrowings	560,000	869,970
Payments on revolving lines of credit and short-term borrowings	(520,596)	(701,610)
Payment of debt financing costs	-	(2,359)
Net cash used in financing activities	(200,635)	(1,466)
Effect of exchange rate changes on cash and cash equivalents	(3,048)	(9,548)
Net change in cash and cash equivalents	35,917	(27,903)
Cash and cash equivalents at beginning of period	82,202	115,287
Cash and cash equivalents at end of period	$118,119	$87,384

(b) Certain reclassifications have been made to reflect the adoption of ASU 2016-9, "Improvements to Employee Share-Based Payment Accounting"

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands)	2016	2015	2016	2015
Net sales:
Aerospace	$308,582	$288,480	$867,871	$825,676
Industrial	199,082	206,330	564,285	650,002
Total consolidated net sales	$507,664	$494,810	$1,432,156	$1,475,678
Segment earnings**:
Aerospace	$57,726	$46,362	$151,790	$127,783
As a percent of segment sales	18.7%	16.1%	17.5%	15.5%
Industrial	21,963	30,619	62,983	97,111
As a percent of segment sales	11.0%	14.8%	11.2%	14.9%
Total segment earnings	79,689	76,981	214,773	224,894
Nonsegment expenses	(10,369)	(13,564)	(50,877)	(35,884)
EBIT	69,320	63,417	163,896	189,010
Interest expense, net	(5,912)	(5,858)	(18,166)	(16,788)
Consolidated earnings before income taxes	$63,408	$57,559	$145,730	$172,222

Payments for property, plant and equipment	$29,312	$81,463	$128,628	$190,865
Depreciation expense	$10,413	$11,280	$29,162	$33,727
**This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT [1] AND EBITDA [1]
	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands)	2016	2015	2016	2015
Net earnings	$51,047	$43,753	$117,691	$131,392
Income taxes	12,361	13,806	28,039	40,830
Interest expense	6,522	6,077	19,664	17,355
Interest income	(610)	(219)	(1,498)	(567)
EBIT	69,320	63,417	163,896	189,010
Amortization of intangible assets	6,887	7,224	20,759	22,026
Depreciation expense	10,413	11,280	29,162	33,727
EBITDA	$86,620	$81,921	$213,817	$244,763

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW [1] AND TO FREE CASH FLOW EXCLUDING NET AFTER-TAX PROCEEDS FROM FORMATION OF JOINT VENTURE [1]
	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands)	2016	2015	2016	2015

Net cash provided by operating activities	$799	$48,214	$362,481	$171,490
Payments for property, plant, and equipment	(29,312)	(81,463)	(128,628)	(190,865)
Free cash inflow (outflow)	(28,513)	(33,249)	233,853	(19,375)
Less: Gross proceeds from formation of joint venture	-	-	250,000	-
Tax payments made to date related to formation of joint venture	(47,605)	-	(47,605)	-
Net after-tax proceeds from formation of joint venture	(47,605)	-	202,395	-
Free cash inflow (outflow) excluding net after-tax proceeds from formation of joint venture	$19,092	$(33,249)	$31,458	$(19,375)

1Non-U.S. GAAP Financial Measures (see also reconciliation tables above, which are incorporated herein): EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Management also evaluates cash from operations and free cash flow excluding the net impact of the after-tax proceeds from the formation of the joint venture with GE because such proceeds are not part of the Company’s usual operations and therefore, management used such amounts to review the Company’s core cash flows. Management presented certain financial measures net of special charges taken in the first quarter of fiscal 2016 because such charges are not part of the Company’s usual operations and therefore, management used such amounts to review the Company’s core operational performance. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures. We refer to certain financial measures excluding the impact of currency exchange rate fluctuations as “constant currency basis”. We calculate financial measures on a constant currency basis by removing any realized or unrealized currency gains or losses on working capital from the particular measure in the current period and then converting our current period local currency financial results using the foreign currency exchange rates in effect during the prior year period. The financial measures, when calculated on a constant currency basis, are intended to supplement our reported operating results and, when considered in conjunction with the corresponding U.S. GAAP measures, facilitate a better understanding of changes in the metrics from period to period and the core operations of the Company.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

CONTACT:
Don Guzzardo
Director, Investor Relations & Treasury
970-498-3580
Don.Guzzardo@woodward.com